Exhibit 10.2

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND
FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

June 15, 2005

County Bank
4200 Highway One
Rehoboth Beach, Delaware 19971-1140

Attention: Mr. David E. Gillan, Vice President

Re: Termination of Amended and Restated Nonexclusive Servicing and Indemnification Agreement
Dated June 14, 2002

Gentlemen:

     Reference is hereby made to the Amended and Restated Nonexclusive Servicing and Indemnification Agreement between us dated June 14, 2002 (the “Agreement”). Unless the context otherwise requires, capitalized terms used herein have the meanings ascribed to them in the Agreement.

     As a result of impending changes to the business model under which Lender requires Servicer to operate, both parties desire to terminate the Agreement, subject to the following terms and conditions:

     1. Servicer will cease origination of Loans in accordance with a schedule to be determined in consultation with Lender and will completely cease origination of new Loans not later than June 30, 2005. Servicer will continue to service existing Loans and related refinances until the respective borrowers have either repaid their loans or are no longer eligible to refinance such loans.

     2. On July 27, 2005, Lender will sell, assign and transfer to Servicer, without recourse all of Lender’s right, title and interest in and to all then outstanding delinquent or defaulted Loans for which the Bank has made recovery through charges against the deferred portion of the earned and accrued [**] Bonus pursuant to Section 2.04 of the Agreement for the total purchase price of [**].

     3. On July 27, 2005, Lender will sell, assign and transfer to Servicer, without recourse, all of Lender’s right, title and interest in and to all then outstanding current Loans for the total purchase price of the [**].

     4. Notwithstanding the provisions of paragraphs 2 and 3 above, Lender will periodically sell, assign and transfer to Servicer, without recourse, [**], all of Lender’s right, title and interest in and to all then outstanding delinquent or defaulted loans for which the Bank has not made recovery through charges against the deferred portion of the earned and accrued [**] Bonus as of July 27, 2005 for the purchase price per Loan [**].

** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

County Bank
June 15, 2005

     5. The following matters relating to Servicer’s collection of Loans on and after the date hereof shall be subject to Lender’s approval, which approval shall in each case not be unreasonably conditioned, withheld or delayed: (a) the form and terms of any third-party servicing agreement to be utilized by Servicer; and (b) any sale or assignment by Servicer to a third party of any interest in the Loans, including the form and terms of an agreement related thereto. In connection with and following any such sale, Servicer shall (and shall cause its Services and assignees to) comply with Lender’s policies presently in effect regarding the collection of Loans.

     6. Except as otherwise provided in paragraphs 4 and 7 hereof, the parties will settle and pay to each other all amounts on deposit, due or otherwise owing each other under the Agreement not later than September 26, 2005.

     7. Notwithstanding paragraph 6, pursuant to and under the terms of Section 12 of the Litigation Fund Agreement Servicer’s obligation under the Litigation Funds Agreement shall survive termination of the Agreement.

     If after reading the foregoing, you find that this letter correctly sets forth our agreement as written, please so indicate by signing a copy in the space provided below and returning it to me by facsimile.

Very truly yours, DOLLAR FINANCIAL GROUP, INC.
By:	/s/ Randall Underwood
Randall Underwood
Its: Executive Vice President

Accepted and agreed to this
15th day of June, 2005:

COUNTY BANK
By:	/s/ David E. Gillan
David E. Gillan
Its: Vice President

** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.